Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and CHRISTOPHER COUGHLIN (“Executive”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.          Employment. Executive hereby resigns from any and all positions that he holds at Interpublic or any subsidiary thereof, effective December 31, 2004 (“Resignation Date”). The Employment Agreement dated as of June 16, 2003 and the Executive Severance Agreement dated as of the same date, each between Interpublic and Executive, shall be deemed terminated as of the Resignation Date. Through the Resignation Date Executive shall have the title “Executive Vice President, Chief Operating Officer.” Executive acknowledges that he has previously relinquished his Chief Financial Officer title and Board membership.

2.          Payment and Benefits. Subject to Executive’s execution and non-revocation of, and compliance with this Agreement, through the Resignation Date, Interpublic shall:

(a)        continue to pay to Executive his full base salary at its current level, less required federal, state and local withholdings;

(b)        provide Executive with continued benefits and allowances at their current levels;

(c)        continue to accrue the deferral at the rate of One Hundred Thousand Dollars ($100,000) (the “ESBA Deferral”) under the provisions of Section 2.01 of the Executive Special Benefits Arrangement (the “ESBA”);

(d)        maintain Executive’s eligibility for an award under Interpublic’s 2004 Annual Incentive Plan, based on a target award of one-hundred percent (100%) of Executive’s annual base salary plus ESBA Deferral, it being understood that one-half of that opportunity (and the actual amount payable to Executive in respect of such portion of such target award) will be based on Interpublic’s financial results relative to the existing 2004 Earnings Per Share metric. Any additional bonus payable based on the remaining half of such target bonus opportunity will be made, if at all, in the discretion of the Compensation Committee of Interpublic’s Board of Directors, based on their assessment of Executive’s contributions during 2004;

(e)        accelerate the vesting of twenty-five (25%) of the Interpublic stock options granted to Executive upon the commencement of his employment. This pro-rated amount is fifty thousand (50,000) options and Executive shall have ninety (90) days from the Resignation Date within which to exercise the options and

(f)         pay, or reimburse Executive for, Executive’s attorney’s fees and financial advisor fees incurred in connection with his separation from service with Interpublic in the amount of Fifty Thousand Dollars ($50,000), as the same shall have previously been identified to Interpublic by or on behalf of the Executive.

The above-referenced payments exceed in value the payments to which Executive may otherwise be entitled.

3.            Release of Claims. Except as otherwise expressly provided below, by signing this Agreement and Release, Executive, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, releases and waives all legal claims in law or in equity of any kind whatsoever that Executive has or may have against Interpublic, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Releasees”). This release and waiver covers all rights, claims, actions and suits of all kinds and descriptions that Executive now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, against the Releasees, occurring from the beginning of time up to and including the date that Executive executes this Agreement and Release, including, without limitation:

(a)          any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

(b)          any claims for the breach of any written, implied or oral contract between Executive and Interpublic, including but not limited to any contract of employment;

(c)          any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

(d)          any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being provided to Executive pursuant to Paragraph 2 of this Agreement, or for the payments and benefits to which Executive is entitled under Interpublic’s employee benefit plans; and

(e)          all claims that Executive has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, as each of them has been or may be amended;

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provided, however, that this Paragraph 3 does not, and shall not be construed to, release any rights and entitlements Executive may have to (i) any benefits payable under the terms of the ESBA, (ii) any vested and accrued benefits Executive has under any employee pension plan (within the meaning of Section 3(3) of ERISA), (iii) any rights Executive has to exercise vested stock options in accordance with the terms and conditions of such awards, as modified by this Agreement, and (iv) any payments due and owing in accordance with Paragraph 2 of this Agreement. This Agreement and Release shall be binding upon and inure to the benefit of Executive and the Releasees and any other individual or entity who may claim any interest in the matter through Executive. Executive also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands. Executive also acknowledge s and represents that he has not filed nor will he file any lawsuits based on claims or demands that he has released herein.

4.            Attorney Review. Executive is hereby advised that he should consult with an attorney prior to executing this Agreement.

5.            Review Period. Executive is also advised that he has twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it.

6.            Revocation Period. If Executive signs this Agreement, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying Interpublic in writing that he has revoked this Agreement. Such notice shall be addressed to Timothy Sompolski, Executive Vice President, Human Resources, The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, New York 10036. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired.

7.            Intellectual Property Rights. Executive acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by Interpublic (“Intellectual Property”) which relate to the business of Interpublic and which have been conceived or made by him during the period of his employment, either alone or with others are the sole and exclusive property of Interpublic or its clients. As of the date hereof, Executive hereby assigns in favor of Interpublic all the Intellectual Property covered by this paragraph. On or subsequent to the date hereof, Executive shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the Interpublic or its nominee of The Intellectual Property.

8.            Non-Admission. This Agreement and Release shall not in any way be construed as an admission by the Company of any liability for any reason, including, without limitation, based on any claim that the Company has committed any wrongful or discriminatory act.

9.            Non-Disparagement. Executive agrees that he will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees. Interpublic agrees that it will not, and that it will cause each of its subsidiaries not to, and will use it commercially reasonable best efforts to cause each of its officers not to, say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of Executive.

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10.         Confidentiality/Company Property. Executive acknowledges that he has had access to confidential, proprietary business information of Interpublic as a result of employment, and Executive hereby agrees not to use such information personally or for the benefit of others. Executive also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Executive represents that he has returned all Interpublic property in his possession. Executive also acknowledges and reaffirms his continuing obligations to Interpublic pursuant to any confidentiality, non-compete and/or non-solicitation agreements signed by Executive.

11.         Non-Solicitation of Clients and Employees. For a period of one (1) year after Executive’s termination, regardless of the reason therefor, Executive shall not, without the consent of Interpublic’s Chief Executive Officer, (a) directly or indirectly, either on Executive’s own behalf or on behalf of any other person, firm or corporation, solicit any account that is a client of Interpublic at the time of Executive’s termination or that was a client of Interpublic at any time within one year prior to the date of Executive’s termination of employment; (b) perform any services relating to advertising, marketing, research, public relations or related services for any such account; or (c) directly or indirectly, employ or attempt to employ or assist anyone else to employ any person who is at such time or who was within the six-month period immediately prior to such time in the employ of Interpublic. Executive acknowledges that the above restrictions are reasonable and necessary to protect Interpublic’s legitimate business interest.

12.         Entire Agreement; No Other Promises. Executive hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Executive and Interpublic, and it supersedes any and all previous agreements concerning the subject matter hereof provided, however, that this Agreement does not, and shall not be construed to, supersede the ESBA or the agreements governing Executive’s stock options that are vested and exercisable as of the Resignation Date (including by reason of this Agreement). Executive further acknowledges and represents that neither Interpublic nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Executive to execute this Agreement and Release, and Executive acknowledges that he has not executed this Agreement and Release in reliance on any such promise, representation or warranty.

13.         Equitable Relief. Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that Interpublic shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Executive, Interpublic may withhold and retain all or any portion of the severance payments.

14.         Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

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15.         Choice of Law and Forum. This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement and Release shall be adjudicated by a court of competent jurisdiction in the city of New York.

16.         Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

THE INTERPUBLIC GROUP OF COMPANIES, INC.. By: /s/ Timothy Sompolski Name: Timothy Sompolski Title: Executive Vice President, Human Resources

/s/ Christopher Coughlin Christopher Coughlin

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